Exhibit 99.1

Infinity Pharmaceuticals Provides Company Update and Second Quarter 2020 Financial Results

– MARIO-275 Dose Reduction Effective in Reducing Liver Enzyme Elevations. Interim Efficacy Analysis
Expected by Year End. –

– Encouraging Early Clinical Activity in MARIO-3 Front-Line Triple Negative Breast Cancer Cohort to
be Presented by Year End –

– Cash Runway into 2H2021 –

CAMBRIDGE, Mass., July 30, 2020 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its second quarter 2020 financial results and provided an update on the company, including its second quarter progress with eganelisib (also known as IPI-549), the company’s first-in-class, oral immuno-oncology product candidate targeting immune-suppressive tumor-associated myeloid cells through selective phosphoinositide-3-kinase-gamma (PI3K-gamma) inhibition.

“We have made important clinical progress this quarter including the generation of early, but encouraging signals of clinical activity in the triple negative breast cancer cohort of MARIO-3,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “While these data are preliminary, we are excited by the potential to bring eganelisib to the front-line setting for the deadliest form of breast cancer and plan to present these data later this year.”

Ms. Perkins continued, “We are also pleased that the dose reduction implemented for MARIO-275 from 40mg QD to 30mg QD has enabled the continued treatment of patients previously enrolled in the study. We will conduct an interim efficacy analysis on these patients by the end of the year which will inform next steps.”

Key Q2 2020 Updates:
Clinical and Regulatory:
•MARIO-275: MARIO-275 is the company’s ongoing controlled, randomized Phase 2 study evaluating eganelisib in combination with Opdivo® in platinum-refractory, I/O naïve patients with advanced urothelial cancer (aUC), in collaboration with Bristol Myers Squibb, or BMS.
◦Infinity implemented a dose reduction from 40mg QD to 30mg QD which has reduced the reversible liver enzyme elevations which were reported at the first scheduled MARIO-275 Independent Data Monitoring Committee (IDMC) meeting. Infinity will continue treatment of the currently enrolled patients and conduct an interim efficacy analysis by the end of the year which will inform next steps.
•MARIO-3: MARIO-3 is the company’s ongoing Phase 2 study in collaboration with Roche/Genentech to evaluate eganelisib in novel triple combination in the front-line setting with Tecentriq® and Abraxane® in triple negative breast cancer (TNBC) and with Tecentriq and Avastin® in renal cell cancer (RCC).
◦Early, encouraging clinical activity has been observed in the TNBC cohort of MARIO-3. Infinity plans to present these initial clinical data later this year.
◦The majority of identified sites are up and running. Infinity has observed an increase in site initiation and patient screening, and Infinity is working closely with the CRO on enrollment initiatives.
◦Enrollment completion is expected in the RCC cohort by the end of 2020 and the TNBC cohort by the end of Q1 2021.
•MARIO-1: Infinity plans to share clinical and translational data from MARIO-1 later this year.
•Arcus Collaboration: A Phase 1b collaboration study with Arcus Biosciences, which is being conducted by Arcus, is evaluating a checkpoint-inhibitor free, novel triple-combination regimen of eganelisib + AB928 (dual adenosine receptor antagonist) + Doxil® in up to approximately 40 advanced TNBC patients.

•COVID-19 Impact: As the situation with COVID-19 continues to evolve, the company is diligently evaluating impacts on enrollment, site initiations, patient treatment and protocol compliance. Infinity continues to work closely with trial sites to support the continued treatment of patients in compliance with study protocols and is proactively working to mitigate disruptions to enrollment and trial timelines.

Corporate:
•Dr. Brian Schwartz joined Infinity in a consulting Chief Physician role in April. He is actively providing guidance and insight across Infinity’s clinical programs, leveraging his deep experience in clinical development, particularly in oncology. Dr. Schwartz brings an impressive track record of experience and success, most recently serving as Chief Medical Officer at ArQule up until its acquisition by Merck. Dr. Schwartz is providing guidance and insight across Infinity’s clinical programs, leveraging his deep experience in clinical development, particularly in oncology.

Second Quarter 2020 Financial Results:
•At June 30, 2020, Infinity had total cash, cash equivalents and available-for-sale securities of $42.7 million, compared to $50.3 million at March 31, 2020.
•Research and development expense for the second quarter of 2020 was $6.1 million, compared to $6.1 million for the same period in 2019.
•General and administrative expense was $2.9 million for the second quarter of 2020, compared to $3.8 million for the same period in 2019. The decrease is primarily related to a decrease in consulting and stock compensation.
•Net loss for the second quarter of 2020 was $9.5 million, or a basic and diluted loss per common share of $0.16, compared to a net loss of $10.5 million, or a basic and diluted loss per common share of $0.18 for the same period in 2019.

2020 Financial Outlook:
Net Loss: Infinity expects net loss for 2020 to range from $35 million to $45 million.
Cash and Investments: Infinity expects to end 2020 with a year-end cash, cash equivalents and available-for-sale securities balance ranging from $20 million to $30 million.
Cash Runway: Based on its current operational plans, Infinity expects that its existing cash, cash equivalents and available-for-sale securities, will be adequate to satisfy the company's capital needs into 2H2021. Infinity's financial guidance does not include potential additional funding or business development activities, a potential $5 million milestone payment from BVF based on PellePharm’s ongoing Phase 3 clinical trial of patidegib topical gel in Gorlin Syndrome, or any milestones from, or the sale of the company’s equity interest in, PellePharm.

Conference Call Information
Infinity will host a conference call today, July 30, 2020, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the "Investors/Media" section of Infinity's website at www.infi.com. To participate in the conference call, please dial (877) 316-5293 (domestic) and (631) 291-4526 (international) five minutes prior to start time. The conference ID number is 7893533. An archived version of the webcast will be available on Infinity's website for 30 days.

About Infinity and Eganelisib
Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing eganelisib, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-275 is a global, randomized, controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of eganelisib plus AB928 (dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019, Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating eganelisib as a monotherapy and in combination with Opdivo (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating eganelisib in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of eganelisib; plans to present data; planned analyses in MARIO-275; clinical trial enrollment projections; the impact of the COVID-19 pandemic on the company’s clinical studies, business operations and financial guidance; the timing of further clinical trial updates from the company; the company’s guidance with respect to net loss, cash and cash equivalents and cash runway; and the company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company's current expectations. For example, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the outcome of the company’s risk/benefit review of its MARIO-275 clinical trial; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol-Myers Squibb.
Tecentriq® and Avastin® are registered trademarks of Roche.
Abraxane® is a registered trademark of Celgene.
Doxil® is a registered trademark of Janssen Products.
Copiktra® is a registered trademark of Verastem, Inc.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2020	December 31, 2019
Cash, cash equivalents and available-for-sale securities	$42,730	$42,444
Other current assets	2,064	2,137
Property and equipment, net	1,951	2,186
Other long-term assets	1,911	2,247
Total assets	$48,656	$49,014

Accounts payable and accrued expenses	$8,877	$9,698
Liability related to sale of future royalties, net[1]	28,721	29,626
Liability related to sale of future royalties to a related party, net[2]	20,366	—
Operating lease liability, less current portion	1,688	1,926
Long-term liabilities	388	38
Total stockholders’ equity (deficit)	(11,384)	7,726
Total liabilities and stockholders’ equity (deficit)	$48,656	$49,014

1 In the first quarter of 2019, Infinity recognized $30.0 million in gross cash proceeds received from the HealthCare Royalty Partners III, L.P. (HCR) agreement as a liability on the balance sheet in accordance with accounting guidance for royalty monetization. While recognized as a liability, the Company is not obligated to repay the $30.0 million from HCR.
2 In the first quarter of 2020, Infinity recognized $20.0 million in gross cash proceeds received from the Biotech Value Fund Partners, L.P. (BVF) funding agreement as a liability on the balance sheet in accordance with accounting guidance for royalty monetization. While recognized as a liability, the Company is not obligated to repay the $20.0 million from BVF.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Collaboration revenue	$—	$—	$—	$2,000
Royalty revenue	360	257	788	399
Total revenues	360	257	788	2,399
Operating expenses:
Research and development	6,125	6,076	13,470	11,842
General and administrative	2,937	3,771	6,261	7,169
Royalty expense[1]	217	155	475	6,916
Total operating expenses	9,279	10,002	20,206	25,927
Loss from operations	(8,919)	(9,745)	(19,418)	(23,528)
Other income (expense):
Investment and other income	50	318	235	607
Interest expense	(39)	(1,087)	(77)	(1,391)
Related party interest expense[2]	(565)	—	(1,099)	—
Total other expense	(554)	(769)	(941)	(784)
Loss before income taxes	(9,473)	(10,514)	(20,359)	(24,312)
Income taxes benefit	—	—	—	54
Net loss	$(9,473)	$(10,514)	$(20,359)	$(24,258)
Basic and diluted loss per common share:	$(0.16)	$(0.18)	$(0.35)	$(0.43)
Basic and diluted weighted average number of common shares outstanding:	57,442,322	56,942,033	57,392,965	56,933,521

1 In the first quarter of 2019, Infinity recognized $6.7 million of royalty expense, which reflects Takeda’s share of the $30.0 million gross proceeds received from HCR for the monetization of Copiktra royalties.
2 In the first quarter of 2020, Infinity recognized $20.0 million in gross cash proceeds received from the BVF funding agreement as a liability that will be amortized using the effective interest method over the life of the arrangement, in accordance with accounting guidance for royalty monetization.

Contact
Ashley Robinson
LifeSci Advisors, LLC
617-775-5956
arr@lifesciadvisors.com